CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into the Registration Statement on Form S-8 (including any amendments or supplements thereto, related appendices, and financial statements) of Southwestern Energy Company of our audit letter, dated January 15, 2016, with respect to estimates of reserves and future net revenues to the combined interests of Southwestern Energy Company and its subsidiaries, as of December 31, 2015. We also hereby consent to all references to our firm or such reports included in or incorporated by reference into the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

February 26, 2016